FOOTHILLS EXPLORATION, INC. ANNOUNCES CLOSING OF BRIDGE LOAN FINANCING WITH FIRSTFIRE GLOBAL OPPORTUNITIES FUND, LLC

DENVER, November 29, 2017 (GLOBE NEWSWIRE) — Foothills Exploration, Inc. (OTC.QB: FTXP) (the “Company” or “FTXP”), an independent oil and gas exploration company engaged in the acquisition and development of oil and gas properties in the Rockies, today announced that it has received a bridge loan from FirstFire Global Opportunities Fund, LLC (“FirstFire”). The Bridge Loan is structured as a Convertible Note in the principal amount of $267,500, bearing interest at 8% per year, with a term of nine months. In connection with the bridge loan, the Company issued to FirstFire 60,000 shares of restricted common stock and warrants to purchase 267,500 shares of common stock at a strike price of $1.00 per share. The warrants have an 18-month term and give the holder piggyback registration rights as well as most favored nation terms that provide the holder adjustments in the securities issued, if later financings have pricing or other terms that are more favorable to persons in subsequent issuances of securities. The Company received proceeds of approximately $250,000 net of costs.

The bridge loan gives the lender the right to convert the loan amounts due into common stock at a conversion price of $0.665 per share, subject to adjustment under certain events, and the Company has the option but not the obligation during the ensuing six months to repay the outstanding principal, in whole or in part, at 115% and pay the accrued and unpaid interest, to avoid conversion of the note under the loan agreements. The bridge loan is secured by a personal guaranty from the Company’s Executive Chairman, Kevin Sylla. The net proceeds of the bridge loan will be used for general corporate purposes.

“This is part of a series of financings that the Company is seeking to collectively fund various initiatives that will fuel our growth strategy moving forward,” commented Mr. Kevin Sylla, the Company’s Executive Chairman. “The Company is also currently working with a placement agent to secure a reserve based asset backed financing and looking at other non-dilutive options with its Hong Kong stakeholders to raise additional capital and execute our business plan,” continued Sylla. “Consistent with our corporate strategy, having different sources of financing and also having relationships with other non-traditional sources of capital will allow the Company to continue actively pursuing opportunities in the Rockies,” added Sylla.

“U.S. energy market fundamentals have improved in 2017 for both crude oil and natural gas,” commented Christopher Jarvis, the Company’s Executive Vice President of Finance. “Looking ahead at the remainder of the year and into 2018, we believe U.S. energy prices are poised to break out of the tight trading range that has dominated markets year-to-date,” added Jarvis. “Our bias remains moderately bullish for both oil and natural gas prices going forward and we expect an uptick in M&A transactions in the energy sector over the next 12-18 months,” continued Jarvis.

About the Company

Foothills Exploration, Inc. (FTXP), based in Denver, Colorado, is a growth stage oil and gas exploration and production (E&P) company with a focus in the acquisition and development of undervalued and underdeveloped properties in the Rockies. The Company’s principal assets are located across well-established plays in the Rocky Mountain region. For additional information please visit the Company’s website at www.foothillspetro.com.

Forward-Looking Statements

All statements, other than statements of historical facts, included in this release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. These statements are based on certain assumptions we made based on management’s experience, perception of historical trends and technical analyses, current conditions, capital plans, drilling plans, production expectations, our ability to raise adequate additional capital, or enter into other financing arrangements to support our acquisition, development and drilling activities, anticipated future developments, and other factors believed to be appropriate and reasonable by management. When used in this release, words such as “will,” “possible,” “potential,” “believe,” “estimate,” “intend,” “expect,” “may,” “should,” “anticipate,” “could,” “plan,” “predict,” “project,” “profile,” “model,” “strategy,” “future” or their negatives or the statements that include these words or other words that convey the uncertainty of future events or outcomes, are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. In particular, statements, express or implied, concerning our future operating results and returns or our ability to acquire or develop proven or probable reserves, our ability to replace or increase reserves, increase production, or generate income or cash flows are forward-looking statements.

Forward-looking statements are not guarantees of performance. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond our control. While forward-looking statements are based on assumptions and analyses made by us that we believe to be reasonable under the circumstances, whether actual results and developments will meet our expectations and predictions depend on a number of risks and uncertainties which could cause our actual results, performance, and financial condition to differ materially from our expectations. As a result, no assurance can be given that these assumptions are accurate or that any of these expectations will be achieved (in full or at all) or will prove to have been correct. We currently have limited revenue and our securities are subject to considerable risk. Investors are cautioned to review FTXP’s filings with the Securities and Exchange Commission for a discussion of risk and other factors that affect our business. Any forward-looking statement made by us in this news release speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future development or otherwise, except as may be required by law.

Investor Contact

CORE IR

Scott Arnold

(516) 222-2560

scotta@coreir.com